EXHIBIT 10.1

DEMAND PROMISSORY NOTE

U.S. $500,000.00

Dated: 09/07/16

FOR VALUE RECEIVED, the undersigned, Citius Pharmaceuticals, Inc. (the “Company”), hereby promises to pay to Leonard Mazur, or registered assigns (the “Lender”), on the Maturity Date (as hereafter defined), such principal sum of $500,000.00.

1. Interest. The Company shall also pay interest (calculated on the basis of a 360-day year of twelve 30-day months) on such principal amount or the portion thereof from time to time outstanding hereunder at a rate of “Prime Rate”, as published in the Wall Street Journal on the last day of each month plus 1%; but in no event shall the interest exceed the maximum rate of nonusurious interest permitted by law to be paid by the Lender (and to the extent permitted by law, interest on any overdue principal or interest thereon).

2. Approved Notation By Lender. The Company hereby appoints the Lender as its agent to make an appropriate notation on the Loan and Repayment Schedule (or on a continuation of such schedules) evidencing the date and the amount of each loan, the date and amount of accrued interest added to the outstanding principal balance hereof, the date and amount of any principal repayment made hereunder or other information provided for on the Loan and Repayment Schedule. Such endorsement shall constitute prima facie evidence of the accuracy of the information set forth thereon; provided, however, that the failure of the Lender to make such a notation or any error in such notation shall not affect the obligations of the Company to repay this Note in accordance with its terms.

3. Maturity Date. For purposes of this Note, “Maturity Date” shall mean the earlier to occur of 12/31/16 or demand by the Lender. Notwithstanding the foregoing, the undersigned shall have the right to prepay at any time, and from time to time, without premium or penalty all or any portion of the principal due hereunder.

4. Payments. Payments shall be made by (a) check or wire transfer made payable to the Lender, (b) an assignment of certain assets, or (c) by a combination of the foregoing. All payments hereon shall be applied first, to costs and expenses and other amounts owing to the Lender under this Note; second, to accrued interest then payable; and third, to principal. The Lender shall have full recourse against the undersigned.

5. Waivers. The Company hereby waives, presentment, protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. No waiver by the Lender of any default shall be effective unless in writing nor shall it operate as a waiver of any other default or of the same default on a future occasion.

1

6. Miscellaneous

6.1. Successors and Assigns. This Note shall be binding upon the Company and its successors and assigns.

6.2. Costs of Collection. The Company agrees to pay all costs of collection of this Note, including, without limitation, reasonable attorneys’ fees and costs, in the event it is not paid when due.

6.3. Amendments. This Note may be amended and modified only by a writing executed by the Company and the holder hereof.

6.4. Severability. In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

6.5. Governing Law. This Note shall be construed in accordance with, and all actions hereunder shall be governed by, the laws of the State of New Jersey, without giving effect to principles thereof relating to conflicts of law.

In Witness hereof, this Demand Promissory Note is executed as of the date set forth above.

Citius Pharmaceuticals, Inc.

By:	/s/ Myron Holubiak
Name:	Myron Holubiak
Title:	CEO
Address:	11 Commerce Drive, Cranford, NJ 07016

Lender:

By:	/s/ Leonard Mazur
Name:	Leonard Mazur
Address:	32 Arden Road, Mountain Lakes, NJ 07046

2